Exhibit 99.1

Longs Drug Stores Reports First-Quarter Fiscal 2004 Results

WALNUT CREEK, Calif. (May 19, 2003)—Longs Drug Stores Corporation (NYSE:LDG) today reported its financial results for the first quarter of fiscal year 2004.

Net income was $5.8 million, or $0.16 per diluted share, including pre-tax charges totaling $6.0 million, or $0.10 per diluted share.  These charges consisted of $3.4 million for costs associated with a reduction in workforce and consolidation of facilities, and $2.6 million of accelerated depreciation for the planned abandonment of a pharmacy system.  The company also recorded a pre-tax net gain of $1.0 million, or $0.02 per diluted share, on the sale of property in the first quarter.

By comparison, Longs’ fiscal first-quarter 2003 net loss was $13.7 million, or a loss of $0.36 per diluted share, after the cumulative effect of an accounting change related to the company’s write-down of goodwill upon adoption of SFAS No. 142.  Before the cumulative effect of the accounting change, first-quarter 2003 net income was $11.0 million, or $0.29 per diluted share.

Total sales for the 13-week quarter ended May 1, 2003 were $1.1 billion, up 1.2% from $1.09 billion for the same quarter a year ago.  Pharmacy sales were 46.9% of total drug store sales, compared with 45.9% a year earlier.  Same-store sales declined 0.8% year-over-year, with pharmacy same-store sales increasing 1.8% and front-end same-store sales declining 2.9%.

“While our sales environment remains challenging, we are pleased with our progress in rescaling the company’s expense structure and improving efficiencies throughout Longs,” said President and Chief Executive Officer Warren Bryant.

During the first quarter, Longs repurchased 1.36 million shares of its common stock under stock repurchase programs authorized by the company’s board of directors.

In the first quarter, the company began classifying advertising expenses as a component of cost of sales.  The company had previously classified advertising expenses as a component of operating and administrative expenses.  Results for the quarter ended May 2, 2002 have been reclassified to conform to this new presentation, resulting in a $5.7 million decrease in previously reported gross profit and an offsetting decrease in previously reported operating and administrative expenses.  This reclassification had no impact on previously reported net income.

Second-Quarter and Fiscal 2004 Outlook

Longs projects total sales in the second quarter of fiscal 2004 to be flat to up 2% over the comparable period of fiscal 2003, with same-store sales decreasing between 1% and 3% from last year’s second quarter.  For the full year, Longs projects total sales growth of 1% to 3% over fiscal 2003, with same-store sales flat to down 2%.  The company projects earnings of $0.15 to $0.19 per diluted share for the quarter ending July 31, 2003, and $0.84 to $0.90 per diluted share for the fiscal year ending January 29, 2004.  These projections include first-quarter and second-quarter charges related to the reduction in workforce and consolidation of facilities, as well as accelerated depreciation for the planned abandonment of a pharmacy system.  Longs estimates these charges to be $2.6 million, or $0.04 per diluted share, for the second quarter and $8.6 million, or $0.14 per diluted share, for the full year.

Teleconference and Webcast

Longs has scheduled a management teleconference at 4:30 p.m. ET/1:30 p.m. PT today to discuss its first-quarter 2004 performance and business outlook.  A telephonic replay of the call can be accessed two hours after its conclusion and will be available for two weeks at (719) 457-0820, confirmation code 151470.  Longs plans to webcast the call live via its www.longs.com website (About Us/Financial Info/Investor Events Calendar) and PRNewswire’s Multimedia function at www.prnewswire.com.  A replay of the webcast can be accessed on these websites two hours after its conclusion and will be available for two weeks.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Such statements relate to, among other things, sales and margins, earnings, cost reductions, increases in capacities, prescription increases, improved operational efficiencies, reductions in force, consolidations of facilities, depreciation schedules and abandonment of a pharmacy system, and are indicated by such words or phrases as “projects”, “expects”, “estimates”, or similar words or phrases.  These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements.  Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, consumer demand, the opening of new stores, actual advertising expenditures by the company, the success of Longs’ advertising and merchandising strategies and other factors detailed from time to time in the company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission (SEC).  Please refer to such filings for a further discussion of these risks and uncertainties.  The company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.  The company also cautions readers that the time and/or manner of the scheduled distribution of its first-quarter fiscal 2004 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the company’s control.

About Longs Drug Stores

Longs Drug Stores Corporation is one of the leading drug store chains in North America, with annual sales per store of approximately $10 million.  Longs operates 461 stores in California, Hawaii, Washington, Nevada, Colorado, and Oregon.  Longs focuses on meeting the specific health and well-being needs of the communities that it serves with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics.  Internet prescription services and health information are available at www.longs.com.  Longs’ RxAmerica subsidiary provides pharmacy benefits management services for a growing list of clients.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended
	5/1/2003	5/2/2002
	Thousands Except Per Share

Sales	$1,103,130	$1,089,829
Cost of sales	818,023	813,801
Gross profit	285,107	276,028

Operating and administrative expenses	250,520	236,612
Depreciation and amortization	21,796	18,866

Operating income	12,791	20,550

Interest expense	3,559	3,331
Interest income	(115)	(370)

Income before income taxes and cumulative effect of accounting change	9,347	17,589
Income taxes	3,514	6,619
Income before cumulative effect of accounting change	5,833	10,970
Cumulative effect of accounting change (net of tax of $16,410)	-	(24,625)
Net income (loss)	$5,833	$(13,655)

Earnings per common share (diluted):
Income before cumulative effect of accounting change	$0.16	$0.29
Cumulative effect of accounting change (net of tax of $0.43)	-	(0.65)
Net income (loss)	$0.16	$(0.36)

Weighted average number of shares outstanding (diluted)	37,601	38,085

Condensed Consolidated Balance Sheets (unaudited)

	05/01/03	05/02/02
	Thousands
Cash and other current assets	$221,952	$213,169
Merchandise inventories (LIFO)	428,882	416,272
Current assets	650,834	629,441

Property, net of depreciation	603,906	589,329
Goodwill	82,085	82,276
Other non-current assets	10,986	12,679
Total assets	$1,347,811	$1,313,725

Current liabilities	$402,149	$390,676
Long-term debt	211,558	191,584
Deferred income taxes and other long-term liabilities	34,368	26,659
Stockholders' equity	699,736	704,806

Total liabilities and stockholders' equity	$1,347,811	$1,313,725

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 13 weeks ended
	05/01/03	05/02/02
	Thousands
Operating Activities:
Net income (loss)	$5,833	$(13,655)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Cumulative effect of accounting change	-	24,625
Depreciation and amortization	21,796	18,866
Changes in current assets and liabilities	(1,211)	(67,866)
Other	4,280	5,810
Net cash provided by (used in) operating activities	30,698	(32,220)

Investing Activities:
Net capital expenditures and acquisitions	(29,565)	(17,957)

Financing Activities:
Proceeds from (repayment of) long term borrowings, net	32,806	(7,283)
Repurchase of common stock	(20,023)	-
Dividend payments	(5,288)	(5,335)
Net cash provided by (used in) financing activities	7,495	(12,618)

Increase (decrease) in cash and cash equivalents	8,628	(62,795)
Cash and cash equivalents at beginning of period	40,195	123,187
Cash and cash equivalents at end of period	$48,823	$60,392